Exhibit 10.24

INTERACTIVE INTELLIGENCE, INC.

STOCK OPTION AGREEMENT

UNDER OUTSIDE DIRECTORS STOCK OPTION PLAN

THIS STOCK OPTION AGREEMENT is made and entered into as of the «Day» of «Month», «Year» by and between Interactive Intelligence, Inc., an Indiana corporation (the “Company”), and «Name» (“Outside Director”) pursuant to the terms, conditions, and limitations contained in the Interactive Intelligence, Inc. Outside Directors Stock Option Plan (the “Plan”), a copy of which has been provided to the Outside Director and is incorporated herein by reference;

WITNESSETH:

WHEREAS, pursuant to the terms of the Plan, Outside Director is being granted an option to purchase «NumberOfShares» shares of the Company’s Common Stock;

WHEREAS, Outside Director desires to have the option to purchase Common Shares of the Company pursuant to the terms, conditions and limitations of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Outside Director hereby agree as follows:

1.                                       Grant of Option. The Company hereby grants to Outside Director, effective as of «Month» «Day2», «Year» (“Option Date”), the right, privilege and option (“Option”) to purchase «NumberOfShares» shares of Common Stock of the Company (“Shares”) at the purchase price of «Price» per share (the “Option Price”), in the manner and subject to the terms and conditions provided in this Agreement and the Plan. The Option shall be a non-qualified stock option.

2.                                       Vesting of Option.  The Option granted herein shall become exercisable for                  .

3.                                       Method of Exercise.  Outside Director may exercise, in whole or in part, the Option for the Shares with respect to which the Option has vested and become exercisable at any time by written notice from Outside Director directed to the Company in substantially the form attached hereto as Exhibit “A”, accompanied by payment of the Option exercise price in United States dollars by cash or check or other form accepted by the Board in full payment of the Option Price for the specified number of Shares purchased.  Outside Director shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares as to which the Option is being exercised.  The Company shall make prompt delivery of the certificates for such Shares, provided that if any law or regulation requires the Company to take any action with respect to the Shares specified in such notice before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action.  Neither Outside Director nor any person claiming under or through him shall have any rights as a shareholder of the Company with respect to any of the Shares until full payment of the Option Price and delivery to him of certificates for such Shares as provided herein.

4.                                       Death, Disability, or Certain Retirement of Outside Director.   In the event Outside Director dies, becomes permanently disabled or retires with the consent of the Board, holding an Option that has not expired and has not been fully exercised, he or his executor, administrators, heirs or distributes, as the case may be, may at any time within one (1) year after the date of such event (but in no event after the Option has expired under Section 2 above), exercise the Option with respect to any Shares as to which Outside Director could have exercised the Option at the time of his death, disability, or retirement.

5.                                       Termination for Other Reason.  In the event Outside Director shall cease to serve as a director of the Company for any reason other than those set forth in Section 4 above, while holding an Option that has not expired and has not been fully exercised, Outside Director, at any time within three months of the date he ceased to be such and Eligible Director (but in no event after the Option has expired under Section 2 above), may exercise the Option with respect to any Shares as to which he could have exercised the Option on the date he ceased to be such and Eligible Director.

6.                                       Restrictions on Transfer.  The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution may be exercised during Outside Director’s life-time only by the Outside Director and, following his death, only as provided in Section 4 hereof.

7.                                       Adjustments Upon Changes in Capitalization or Merger.  The number of Shares underlying the Option and Option Price are subject to adjustments as provided in the Plan.

8.                                       Conditions Upon Issuance of Shares.  (a) Shares shall not be issued pursuant to the exercise of an Option, in whole or in part, unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  As a condition to the exercise of an Option, the Company may require Outside Director to represent and warrant at the time of any such exercise that the Shares are being purchased only for his own account and not with a view to the distribution thereof, if the Board shall deem it advisable.

9.                                       Right to Terminate Relationship.  Neither this Agreement nor the existence of the Option shall be construed as giving Outside Directory any right to be retained as a director of the Company or any of its affiliates.

10.                                 Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Indiana, without regard to its conflict of laws provisions.

12.                                 Terms of Plan Control. All parties acknowledge that the Option is granted under and pursuant to the Plan, which shall govern all rights, interests, obligations and undertakings of both the Company and the Outside Director. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

IN WITNESS WHEREOF, the parties hereby have caused this Stock Option Agreement to be executed as of the day and year first written.

INTERACTIVE INTELLIGENCE, INC.	“OUTSIDE DIRECTOR”
or “COMPANY”

By:
Printed: Stephen R. Head	Printed: «Name»
Title: CFO